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                                                              Exhibit (d)(4)



                             STOCKHOLDER AGREEMENT

     STOCKHOLDER AGREEMENT, dated as of September 13, 2000 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of BeautiControl, Inc., a Delaware corporation (the "Company"), and Tupperware Corporation, a Delaware corporation ("Parent").

                                    RECITALS
                                    --------

     A. Parent, B-C Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Sub shall, and Parent shall cause Sub to, make a cash tender offer (the "Offer") for all outstanding shares of Common Stock, par value $0.10 per share, of the Company ("Company Common Stock") at the Offer Price (as defined in the Merger Agreement), the completion of such tender offer to be followed by a merger of Sub with and into the Company;

     B. As of the date hereof, the Stockholder owns the number of shares of Company Common Stock appearing opposite his or her name on Exhibit A (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder, individually, after the date hereof during the term of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "Subject Shares");

     [DN: Paragraph C below to be included only in the Agreements of the Chairman and the CEO.]

     [C. Promptly following the consummation of the Merger contemplated by the Merger Agreement, the Stockholder and the Company will enter into an Employment Agreement, in the form of the Attached Exhibit B (the "Employment Agreement");] and

     D. As a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

     2.  Covenants of Stockholder.  The Stockholder agrees as follows:

          (a) Promptly after the commencement, within the meaning of Section 14d-2 of the Exchange Act, of the Offer, and in any event not later than five business days prior to the first scheduled expiration date of the Offer, the Stockholder shall tender, or cause to be tendered, the Subject Shares pursuant to the Offer by delivering, or causing to be delivered, to the depository for the Offer a duly executed letter of transmittal together with any other documents that may be reasonably requested by Parent or such depositary. The Stockholder further agrees that he or she shall not withdraw such tender of the Subject Shares.

          (b) In any circumstances where a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (c) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances where the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against any (i) merger agreement or merger (other than the Merger Agreement and the Merger), Takeover Proposal, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Subsidiary or (ii) amendment of the Company's Restated Certificate of Incorporation or By-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholder further agrees that he or she shall not tender the Subject Shares pursuant to any offer other than the Offer.

          (d) The Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person other than in connection with the Offer and the Merger or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares.

          (e) The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, directly or indirectly (i) solicit, initiate or encourage the submission of any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal, except in his or her capacity as a representative or agent of the Company, as permitted by the terms and conditions of the Merger Agreement.

          (f) The Stockholder shall use the Stockholder's best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

          (g) The Stockholder agrees to promptly notify Parent in writing of the nature and amount of any acquisition by such Stockholder of any voting securities of the Company acquired by such Stockholder hereinafter.

          (h) The Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of Subject Shares.

          [DN: The following covenant to be included only in the agreements of the CEO and the Chairman.]

          [(i) In the 90 days following the Closing, the Stockholder shall purchase shares of common stock, par value $.01, of the Parent (the "Parent Common Stock") having an aggregate Price of not less than $1.25 million (the "Purchased Shares"). For purposes of this section, the "Price" of a share of Parent Common Stock shall be the price paid by the Stockholder for that share. During the two years following the date on which the Stockholder completes his or her accumulation of all of the Purchased Shares pursuant to this Section 2(i), the Stockholder shall not Transfer, short against the box or in any way reduce his or her risk in (or enter into any contract, option or other arrangement that accomplishes or has the effect of accomplishing any of the foregoing) the Purchased Shares; provided, however, that the restriction set forth in this sentence shall no longer apply if: (a) the Parent terminates the Stockholder's employment with the Parent or the Surviving Corporation, (b) E.V. (Rick) Goings ceases to be Chief Executive Officer of the Parent, or (c) Parent undergoes a Change in Control.]

          (j) The Stockholder shall not commit or agree to take any action inconsistent with the covenants set forth in this Agreement.

     3. Representations and Warranties. Each Stockholder represents and warrants with respect to himself or herself to Parent as follows:

          (a) The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares.

          (b) The Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval, other than pursuant to the HSR Act.


     4. Representations and Warranties of Parent. Parent represents and warrants to the Stockholder that Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and that the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent.

     [DN: The following section will be included only in the Stockholder Agreements of the Chairman and the CEO.]

     5.   Noncompetition; Nonsolicitation.

          (a) The Stockholder acknowledges that in the course of the Stockholder's employment with the Company the Stockholder has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Stockholder's services will be of special, unique and extraordinary value to the Company and its subsidiaries.

          (b) The Stockholder agrees that during the period of the Stockholder's employment with the Company and the period, if any, during which the Stockholder is receiving severance payments from the Company pursuant to Section 4 of the Stockholder's Employment Agreement (the "Noncompetition Period"), the Stockholder shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Stockholder was involved or had knowledge, being conducted by, or contemplated by, the Company, any of its subsidiaries or any of the worldwide direct selling companies of Parent as of the termination of the Stockholder's employment in any geographic area in which the Company, any of its subsidiaries or any of the worldwide direct selling companies of Parent is then conducting such business.

          (c) The Stockholder further agrees that during the Noncompetition Period the Stockholder shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee or independent sales force member of the Company, any of its subsidiaries or any worldwide direct selling company of Parent to terminate or abandon his or her employment or other relationship with the Company or such Parent affiliate for any purpose whatsoever or (ii) in connection with any business to which Section 5(b) applies, call on, service, solicit or otherwise do business with any customer of the Company, any of its subsidiaries or any of the worldwide direct selling companies of Parent.

          (d) Nothing in this Section 5 shall prohibit the Stockholder from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Stockholder has no active participation in the business of such corporation.

          (e) If, at any time of enforcement of this Section 5, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section 5.

          (f) Parent and the Stockholder agree that the payment of proceeds for the Subject Shares pursuant to the Offer represents in part value for the covenants given by the Stockholder in this Section 5, as well as value given for the other covenants made by the Stockholder in this Agreement.


[DN: Bracketed clause below to be included only in the Agreements of the Chairman and the CEO.]

     6.   Termination.  [With the exception of the obligations set forth in
Section 2(i) and Section 5 above, which obligations shall terminate pursuant to the terms set forth in such sections,] [t]he obligations of the Stockholder hereunder shall terminate upon the earlier to occur of (i) 6 months after the termination of the Merger Agreement pursuant to Section 8.1 thereof and (ii) the Effective Time, provided however, that upon the termination of the Merger Agreement pursuant to Section 8.1 thereof, the obligations set forth in Sections 2(a) and 2(b) shall no longer apply. No termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

     7. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     8. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

     9. Remedies. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

     10. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

     11. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Parent.

     12. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the U.S. District Court for the District of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

     13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     14. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as specified in the Merger Agreement.

     15. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

     (a)  if to Parent, to:


          Tupperware Corporation
          14901 S. Orange Blossom Trail
          Orlando, FL 32827
          Attention: Thomas M. Roehlk
          Facsimile: 407-826-4514

     with copies to:

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

          Sidley & Austin
          Bank One Plaza
          10 South Dearborn Street
          Chicago, Illinois  60603
          Attention:  Thomas A. Cole
                      Steven Sutherland
          Facsimile:  312-853-7036

     (b)  if to the Stockholder to:

          BeautiControl, Inc.
          2121 Midway Road
          Carrollton, TX 75006
          Attention: Richard W. Heath
          Facsimile: 972-341-3098

          with a copy to:

          Haynes & Boone, LLP
          1600 N. Collins, Suite 2000
          Richardson, TX 75080
          Attention:  David H. Oden
          Facsimile:  972-692-9029

     16. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     17. No Limitation on Actions of the Stockholder as Director. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

     18. Waiver of Appraisal Rights. The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

     19. Stop Transfer. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares.

     [DN: The following section is to be included only in the agreements of the Chairman and the CEO.]

                                       7
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     20.  Definition of Change in Control.  For purposes of this Agreement,
Change in Control shall mean:

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Parent (the "Outstanding Parent Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the "Outstanding Parent Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Parent, provided, however that this subsection (i) will not apply to the acquisition by any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) from Parent of more than 50% of the Outstanding Parent Common Stock, (ii) any acquisition by the Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 20; or

     (b) Individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") of the Parent cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (c) Consummation by the Parent of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent or the acquisition of the assets of another corporation (a "Corporate Transaction"), in each case, unless, following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Parent or all or substantially all of the Parent's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Parent or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate

                                       8
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Transaction and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Corporate Transaction; or

     (d) Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.


                                     * * *



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     IN WITNESS WHEREOF, the Stockholder and Parent have caused this Agreement to be duly executed and delivered on the day first above written.

     STOCKHOLDER



     ------------------------------
     Name:


     TUPPERWARE CORPORATION
     a Delaware corporation


     By:___________________________
        Name: Rick Goings
        Title: Chairman and Chief Executive Officer

                                       10
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                                   EXHIBIT A


STOCKHOLDER                                                     NUMBER OF
                                                                SHARES

                                       11
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                                   EXHIBIT B

                                       12